UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	April 27, 2009

BMP SUNSTONE CORPORATION

(Exact name of registrant specified in its charter)

Delaware	001-32980	20-0434726

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 W. Germantown Pike, Suite 400, Plymouth Meeting, Pennsylvania	19462

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code:	(610) 940-1675

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

SIGNATURES
EXHIBIT INDEX

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Director
     Effective April 27, 2009, the Board of Directors (the “Board”) of BMP Sunstone Corporation (the “Company”), appointed Les R. Baledge to the Board. Subsequent to such appointment, the Board elected Mr. Baledge to the Governance Committee of the Board, effective April 27, 2009. Mr. Baledge, 51, is a private investor, and was previously General Counsel of Tyson Foods, Inc. from 1999 through 2004. Mr. Baledge practiced corporate and finance law at Kutak Rock from 1998 through 1999 and at The Rose Law Firm from 1981 through 1998, both in Little Rock, Arkansas.
     Prior to the appointment of Mr. Baledge, the Board voted to increase the size of the Board from 8 to 9 directors.
     Prior to his appointment to the Board, Mr. Baledge beneficially owned 3,141,987 shares, or 7.27%, of the Company’s stock, assuming the convertible notes held by Mr. Baledge described below were converted at $3.00 per share. Mr. Baledge holds $4,000,000 principal amount of the Company’s 12.5% Secured Convertible Notes due July 1, 2011 (the “Exchange Notes”). Mr. Baledge’s wife holds $500,000 principal amount of the Company’s Exchange Notes.
     In connection with his appointment to the Board, Mr. Baledge was granted options to purchase 50,000 shares of the Company’s common stock at a price of $3.49 per share.
     There is no arrangement or understanding between Mr. Baledge and any other persons pursuant to which he was appointed as a director.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit 99.1	Press Release, dated April 28, 2009

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BMP SUNSTONE CORPORATION
	By:	/s/ Fred M. Powell
		Name:	Fred M. Powell
Date: April 28, 2009		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
Exhibit 99.1	Press Release, dated April 28, 2009